Exhibit 10.5

MINING LEASE AND AGREEMENT

Dated: July 20, 2004

Between:	Merger Mines Corporation an Arizona Corporation, Lessor,	“Merger”

and

	Sterling Mining Corporation	“Sterling”
an Idaho Corporation, Lessee,

RECITALS:

1. Merger is the owner of certain patented claims in Shoshone County, as more particularly set forth in Exhibits “A” and “B” attached hereto. Merger hereby leases those patented claims and subsurface mineral rights to Sterling for the purposes of exploration, development and ruining. Subject to any prior lease with any other party which may presently be in force, which continued obligation will be the responsibility of Merger. The rights and obligations of each party are set forth herein, and the parties agree that the whole agreement between-them is herein written.

2. It is understood that Merger and Sterling have no prior lease and this lease shall constitute the sole agreement between Sterling and Merger.

THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Definitions.

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall for all purposes of this Lease have the meanings herein specified, the following definitions to be equally applicable to both singular and plural forms of any of the terns herein defined.

1.1 The term “Sterling” means Sterling Mining Company, Inc, an Idaho corporation, the Lessee and operator pursuant to this Lease and Agreement.

1.2 The term “Merger” mean Merger Mines Corporation, an Arizona corporation the Lessor under the terms of this Lease and Agreement.

1.3 The term “Property” means all rights, title and interest, including the surface thereof of Merger including all mineral and ore in place in that portion of Merger’s property described in Exhibits “A” and “B” located in Shoshone County, Idaho. Sterling understands that Merger has sold the timber rights to these patented claims. Sterling shall review this sale agreement and abide by the terms in that sale. Recording number: 355587.

1.3.1 In the event it is discovered that adjoining or adjacent claims owned by Merger were inadvertently not included in Exhibit “A” and “B”, those claims shall be deemed included and subject to this lease.

1.4 The term “Effective Date” means July 6, 2004.

1.5 The term “Lease” means this Mining Lease and Agreement

1.6 The term “Net Smelter Returns” (NSR) means all sums paid to Sterling’s account for the ores or concentrates produced in first marketable form and sold, after first deducting all charges for transportation from the mill where produced to the smelter or other point of disposal, and after deducting smelter charges, penalties, and other deductions applied in determining net sum realized on sale to smelter, at the best net return available at the time of sale.

1.7 The term “Advance Royalty” shall have the meaning set forth in Section 7 hereof.

Section 2. Lease: Possession Control.

2.1 Merger hereby leases, demises and assigns to Sterling upon commencement of mining operation all mineral and ore in place and any other. mineral values subject to any prior leases or sale agreements presently in force.

2.2 On the Effective Date and subject to the terms and conditions of this lease, Sterling shall have exclusive possession, management, and control of the Property and the right to occupy subsurface, through the term of the Lease and any extension thereof, unless the term of this lease is terminated pursuant to Sections 14 or 16 hereof.

2.2.1 During the tern of this Lease the rights granted to Sterling include the exclusive right to explore, develop, and mine the Property; to extract ore; to mill the same; to apply such other metallurgical processes as are deemed necessary; and to market the ore or concentrates derived from the Property, and to retain the proceeds from the sale of such ore, concentrates or other substances subject to provisions of Section 7.

2.3 Merger acknowledges that during the term of this Lease all decisions with respect to exploration, development and mining of the Property, and with respect to the character of the work performed thereon by Sterling under the terms of this Lease shall be solely those of Sterling, whose only obligation to Merger in this regard is that such work will be performed in a safe and sound miner-like manner. No other obligations are intended or implied, in fact or law, between the parties. Sterling shall be the operator of the Property.

2.4 Merger acknowledges and agrees that all ore, concentrates, metals or other mineral substances produced from the Property shall be the property of Sterling, subject only to Sterling’s obligation to pay Cost and Royalties as set forth herein from Net Smelter Returns resulting from the sale thereof. Sterling shall dispose of such ore, concentrates, metals or other mineral substances in such manner and by such means as Sterling, in its sole judgment, may determine to provide the optimum Net Smelter Returns for the Property, and for the mutual benefit of Sterling and Merger. Sterling is to verify location of smelter where ore is delivered. Merger is to receive monies from NSR directly from Smelter. Should Sterling consume the product internally, it shall credit the Property with Net Smelter Returns equal to then prevalent terms offered to other sellers of similar products in similar quantities by Sterling, within 20 days of delivery of ore or product together with an assay report on said ore or product being used internally.

Section 3. Term; Renewal.

3.1 Subject to termination as provided herein, this Lease shall be for twenty five (25) years commencing on the Effective Date and ending on July 6, 2029.

3.2 This Lease shall be renewable for an additional twenty five (25) years on the same terms and conditions as set forth herein upon Sterling having notified Merger in writing of its intention to continue this Lease for the extended term; such notice of extension to be given to Merger at least ninety (90) days prior to the expiration of the original term as set forth in Section 3.1.

Section 4. Representations and Warranties of Merger.

4.1 Merger represents and warrants to Sterling that:

4.1.1 It has possessory title to the Property free and clear of all equities, encumbrances or claims of adverse ownership, except as set forth herein.

4.1.2 So long as Sterling shall perform the covenants required to be performed by it hereunder, Sterling shall have peaceful and quiet use and possession of the Property without hindrance on the part of Merger, and Merger warrants and defends Sterling in such peaceful and quiet use and possession at the sole cost and expense of Merger. Sterling will not disturb the surface any more than is necessary for their mining operation. (Refer to Section 1.3)

4.1.3 On the Effective Date, this Lease shall have been fully authorized and approved by a majority of the Board of Directors of Merger, and supported by an opinion of counsel in form and substance satisfactory to Sterling that shareholder approval is not required.

Section 5. Advances by Sterling; Reimbursement.

5.1 Sterling shall advance all funds as it in its sole mining and business judgment deems necessary for the exploration, development and mining of the Property.

5.2 Sterling shall retain and own all ore and concentrates produced from mining operations conducted on the Property and shall retain all Net Returns realized from the Property, except as provided in Section 7 below.

Section 6. Sterling’s Minimum Work Obligation.

6.1 Sterling will have the following obligations. During the first eighteen (18) months of this Lease, Sterling shall perform surface exploration in conjunction with Sterling’s surface exploration at its Sunshine Mine known as the Symposium Conceptual Basic Model. Sterling’s exploration work on the Merger Property shall have a total cost of Twenty Five Thousand Dollars ($25,000.00). A report of Sterling’s surface exploration shall be furnished to Merger every six (6) months, once work is commenced.

6.1.1 For the second eighteen (18) months of this Lease, a total of One Hundred Thousand Dollars ($100,000.00) shall be spent on underground exploration. After the initial thirty-six (36) months of this Lease, Sterling shall spend a minimum of Twenty-Five Thousand Dollars ($25,000.00) per year on underground exploration during the remaining term of the Lease. For there to be any expenditures after the initial thirty-six (36) month term in excess of Twenty-Five Thousand Dollars ($25,000.00) per year, Merger and Sterling shall form a committee to make such a decision. The Committee shall unanimously agree that such expenditures are warranted based upon factors including, but not limited to, exploration results and market conditions. The Committee shall be made up of three (3) individuals: One (1) selected by Merger, one (1) selected by Sterling, and one selected by Merger and approved by Sterling.

6.1.1.1 In addition to the foregoing work program, Sterling is to pay Merger the following advance royalties which sums shall be treated in the manner set forth in Section 7 to wit.

6.1.1.2 Commencing with the start of the sixth year after the Effective Date, the sum of Five Thousand Dollars ($5,000.00) per year for five (5) years

6.1.1.3 Commencing with the start of the eleventh year after the Effective Date, the sum of Seven Thousand Five Hundred Dollars ($7,500.00) per year for ten (10) years.

6.1.1.4 Commencing with the start of the twenty first year after the Effective Date, the sum of Ten Thousand Dollars ($10,000.00) per year for five (5) years.

Section 7. Consideration: Royalties and Returns.

7.1 As and for consideration for entering into this Lease, Sterling shall immediately deliver 20,000 shares of Sterling’s restricted common Shares to Merger. Said shares shall be restricted within the meaning of S.E.C. Rule 144 and any other applicable State and Federal rules, laws and regulations.

7.2 Sterling shall pay the following Advance Royalties to Merger:

7.2.1 On the Effective Date an Advance Royalty of Two Thousand Five Hundred Dollars ($2,500.00) each year which shall constitute Sterling’s obligation for Advance Royalties for the first five (5) years of the Lease.

7.2.1.1 In addition to the above Advance Royalty, Sterling shall perform the work obligation set forth in Section 6.1.1 and 6.1.2 herein.

7.2.2 Advance Royalties shall terminate at the time Merger commences to receive NSR, as provided in Section 7.3, unless such NSR is less than the amount of the Advance Royalty provided herein, and in that event the Advance Royalty shall be the difference between the Advance Royalty amount and the NSR payable.

7.3 Merger to receive NSR equal to five percent (5%) of total NSR generated during that calendar quarter from the operations on the Property, subject to minimum royalty provision of 6.1.1.2, 6.1.1.3, 6.1.1.4 and 7.2.1.

Section 8. Milling.

8.1 In the event Sterling processes Merger ore at the Sunshine Concentrator then it shall designate an ore bin exclusively for Merger’s ore to be dumped into. When the ore is removed from this ore bin it shall not be commingled with Sterling ore, but shall be ran separately over the belt scale, with a copy of the weight ticket provided to Merger. The ore shall then be sampled for moisture content, along with an analysis for silver, gold, lead, antimony and copper, and a split of the sample will be provided Merger. A designated agent for Merger may observe the sampling and weighing of the ore at any time.

8.2 Twenty (20) days after the end of each month Sterling will provide Merger with a Metallurgical Balance of products on all ore milled during the month through the Sunshine Concentrator. If ore is milled at some other mill, the same rules will apply. The NSR payment to Merger will be based on the average return per ton of ore yield for that month.

Section 9. Progress Reports. Inspection.

9.1 In addition to the report required in Section 6.1, Sterling shall within thirty (30) days after the end of each calendar quarter commencing with the first quarter that Sterling commences exploration or production from the Properly, furnish to Merger progress reports showing the character and amount of work performed by Sterling during the preceding calendar quarter on the Property, which reports shall identify the place or places where said exploration or production was performed.

9.1.1 Sterling shall maintain at its office all sample data, geological samples, and other items of information resulting from such work. Merger shall have the right to make and remove copies of all such data but Merger shall not remove original documents without the written consent of Sterling.

9.1.2 Sterling shall retain samples splits, drill core, mill retainers or other samples as are dictated by good geologic, mining or metallurgical practice. Such samples shall be the property of Merger, but shall not be removed from Sterling’s control until termination of this Lease, at which time Merger will have 30 days for removal.

9.1.3 Merger hereby agrees that it shall only publish such results, data and information from Sterling’s work as are required by law and rules and regulations of the Securities and Exchange Commission, unless it first obtains Sterling’s prior agreement and consent in writing.

9.2 Merger’s authorized representatives may during normal business hours inspect the information or samples required to be kept by Sterling pursuant to Section 9.1, and on at least five (5) day’s notice may enter upon the Property and inspect the work performed by Sterling pursuant to this Lease.

9.2.1 Entry Upon the Property by Merger or its authorized representatives shall be at Merger’s sole risk. Merger indemnifies and holds Sterling harmless from any claim, damage, or demand by reason of injury to Merger’s representatives, invitees or the like, incurred as a result of their inspecting the Property.

Section 10. Books and Records: Statements.

10.1 Sterling shall maintain at the office of the Sunshine Mine or such other office within the County of Shoshone, records and account consistent with those ordinarily kept by mining ventures, covering operations on the Property, including the mining, milling, or other metallurgical processing, sale and disposal of ores and concentrates; such books, records, maps and accounts to be kept in accordance with generally accepted principles and practices of accounting for mining.

10.2 Within thirty (30) days after the end of each calendar quarter commencing with the first quarter that Sterling commences productions from the Property, Sterling shall finish Merger statements showing in reasonable detail the financial results of operations conducted on or associated with the Property where mining is being done or the products mined there from during the preceding quarter.

10.3 If within ninety (90) days after receipt by Merger of any statement rendered to it by Sterling, Merger does not object in writing to said statement, there shall be conclusively deemed to be an account stated between the parties, and such account shall be conclusively deemed correct.

10.4 The books and records of Sterling insofar as they relate to operations on the Property pursuant to this Lease shall be open to the inspection of Merger or its duly authorized representatives during regular business hours of Sterling.

10.4.1 Once during each calendar year Merger, may at its sole cost and expense, make or have made an audit of the accounts and records of Sterling concerning operations of the Property, provided Merger notifies Sterling of its intention to cause such an audit to be made thirty (30) days in advance of such date.

Section 11. Plant and Equipment.

11.1 All machinery, equipment, buildings, inventory or other supplies acquired by Sterling after the Effective Date exclusively for operations on the Property subject to this Lease shall belong to Sterling and title thereof shall be vested in Sterling.

11.2 All underground pipe, tracks, wiring and mine timbers in place shall remain on the Property on termination, and ownership thereof shall vest in Merger free of any claims of Sterling.

Section 12. Taxes: Liens: Compliance with Laws.

12.1 Sterling and Merger shall each pay its own Federal and State taxes on its share of income attributable to the Property and any other tax in the nature of an excise.

12.2 Sterling shall pay before delinquency all ad valorem, property taxes and other governmental charges which if failed to be paid when due could result in a lien upon the Property. Merger shall promptly forward all ad valorem tax notices to Sterling.

12.3 Sterling shall keep the Property free and clear of all liens and encumbrances, but may in good faith contest the validity or amount of any lien which may be levied against the Property.

12.4 Sterling in conduction operations on the Property shall comply with all Federal, State and Local laws and regulations pertaining to operations on the Property.

Section 13. Open Ground within Property.

13.1 In the even it is subsequently discovered that mineral rights to parcels of ground within the Property herein leased to Sterling are open or otherwise not under the control of Merger, Sterling shall, at is sole option, locate, acquire or otherwise gain control of the same in the name of Merger, and the same shall automatically become a part of the Property.

13.2 Sterling shall have the right in the name of Merger to remedy any defects of title in Merger as Sterling, in its sole judgment, shall deem necessary to secure Merger’s tenure and sublet.

13.3 In the event that adverse or favorable claims of extra-lateral rights appear which may act to the detriment or benefit of the Property. Sterling shall have the right to defend or pursue such claims in the name of Merger to the extent that Sterling, in its sole judgment shall deem advisable. Sterling shall immediately notify Merger in writing of the extra-lateral rights conflict and its decision concerning further litigation of the problem. Sterling’s counsel shall work with and keep Merger fully advised of all phases of the proceedings and shall make available to Merger all records, files, research and other information required to permit Merger to make sound judgments in these proceedings. Sterling shall consult with Merger during the defense or pursuit of such claims, and Sterling shall hold Merger harmless for Sterling’s actions or omissions in the defense or pursuit of such claims or in the recognition and knowledge of such claims. In no event will Merger’s portion of any adverse judgment exceed Merger’s total share of Net Smelter Returns received to date of any judgment as settlement. Any excess shall be paid by Sterling.

Section 14. Sterling’s Right to Terminate.

14.1 Sterling shall have the right to terminate this Lease and to surrender the Property to Merger by giving Merger written notice thereof at least ninety (90) days prior to the date of termination, provided:

14.1.1 Upon such termination the Property will revert to Merger free of any liens or encumbrances incurred after the Effective Date and as a result of Sterling’s operation on the Property.

14.1.2 In the event Sterling has initiated any legal proceeding on behalf of Merger it shall conclude such action, notwithstanding termination of this agreement.

14.1.3 All rock, dirt, tailings and ore excavated or extracted from adits, mine shafts or tunnels on Merger’s property will be immediately hauled off Merger property. In the event the Environmental Protection Agency files a claim or threatens to file a claim against

Merger for any contamination which may occur during the course or after completion of Sterling’s mining operations, Sterling will assume all responsibility for defending Merger and will leave Merger harmless in case of any litigation arising from Sterling’s mining operation.

14.1.4 If requested by Merger within the notice period stated above, Sterling agrees to deliver to Merger one legible copy of all factual data then in Sterling’s possession, which Sterling deems to be applicable (at time of termination) to that portion of property being terminated at no cost to Merger. Merger shall also have a reasonable time to inspect the originals and color its copies.

14.1.5 Sterling shall leave all underground openings in a safe condition as fully complies with Federal, State and County laws, rules, regulations and ordinances.

14.1.5.1 Provided that the Property is accessible and safe to enter, within thirty (30) days of termination or accessibility, Merger and Sterling shall conduct a joint inspection of the underground openings to determine Sterling’s compliance with Section 14.1.4. Failure by Merger to object in writing to Sterling within thirty (30) days of such inspection shall constitute Merger’s assent to Sterling’s compliance with such section.

14.2 In the event Sterling terminates this Lease, evidence of such termination shall be in recordable form.

Section 15. Force Majeure.

15.1 If Sterling should be prevented or delayed from performing any of the obligations of this lease by reason of acts of nature, strike or threat of strike, fire, flood, delay in transportation or insurrection, mob violence, requirement or regulation of government, unavoidable casualties, shortage of labor, equipment, material, plant breakdown, third party litigation or other disabling causes or for any reason which cannot be reasonably overcome by the means normally employed in performance or any other reasonable cause or causes, then in such event any such failure to perform shall be excused and not be deemed a breach of this Lease, and performance of said obligations shall be suspended during such period of disability, and the time for performance of said obligations shall be extended for a period equal to the period of disability.

15.2 The invocation of this section shall not be construed to suspend the payment of Advance Royalties.

Section 16. Default: Merger’s Right on Default.

16.1 This lease is upon and subject to the condition that, if Sterling shall:

(a). Fail to make a required payment of money to Merger in full within thirty (30) days after the same shall become due and within fifteen (15) days after Merger shall have given written notice of deficiency therein, or

(b). Fail to observe and perform faithfully any of the other covenants or agreements herein contained, and on the part of Sterling to be observed and. performed, and any such default shall continue for a period of ninety (90) days after Merger shall give Sterling written notice of such failure; or

(c). Abandon the property for a period of thirty (30) days after written notice by Merger that, after the expiration of such periods of time Merger may declare Sterling in default.

16.2 In the event of default by Sterling pursuant to Section 16.1, and such default is not cured within the terms provided in said Section, Merger may at once enter into and upon the Property or any part thereof and declare a forfeiture and cancellation of this Lease.

16.3 Except for Sterling’s failure to make payment of Advance Royalties or issue the restricted stock required in Section 7.1, or discharge of costs or obligations which could result in a lien on the Property, the sole remedy of Merger for Sterling’s failure to perform this Lease shall be termination of this agreement.

16.4 In the event Sterling is contesting any claimed default by Merger in good faith, and the same is unresolved for a period of one hundred twenty (120) days, either party may seek a judicial determination with respect to the alleged default, but in such event no action with respect to curing any alleged default needs be taken by Sterling and Sterling shall be entitled to peaceful and quiet possession of the Property until the matter is finally adjudicated or otherwise resolve.

Section 17. Recordation.

17.1 On the Effective Date a good and sufficient memorandum of this Lease shall be placed of record in the records of Shoshone County, Idaho.

Section 18. Notice.

18.1 Notices to the parties to this Lease shall be in writing and shall be effective when delivered, or if mailed, shall be effective on the date following mailing by certified mail addressed to the party indicate below or at such other address as the party may indicate to other in writing:

Sterling:	Sterling Mining Company 411 Coeur d’Alene Avenue, Suite 1-A Coeur d’Alene, ID 83814

Merger:	Merger Mines Corporation P.O. Box 1957 Hayden Lake, ID 83835

Section 19. Inurement; Assignment; Option to Lessor; Option to Lessee.

19.1 This lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

19.2 Sterling may assign any portion of its interest in this Lease to any thud Party Provided the third party shall accept and covenant to Merger that it will Perform the obligations of said Lease as if it were the original Lessee. However, Merger will have the right to approve the new lessee.

19.3 For a period of five (5) years after Sterling first pays Net Smelter Returns as provided in Section 7.3, Merger may elect to become a fully participating, non-operating owner of a five percent (5%) working interest in all ores, concentrates, metals or other mineral substances produced under this Lease from the Property by notifying Sterling of its intention and tendering the consideration and accepting the obligations set forth below:

19.3.1 In the event Merger determines to transfer. its interest in the Property to any third party by sale, exchange, or any other bona fide devices effecting a change of ownership including corporate merger or consolidation it shall first notify Sterling of the terms of the proposed sale, exchange or device affecting change of ownership and Sterling, at its sole option, may acquire the Property by offering within sixty (60) days consideration equivalent to the terms then acceptable to Merger. Should opinions differ between Merger and Sterling shall submit the issue to binding arbitration by panel of three (3) qualified investment bankers, one chosen by each party and the third by the first two, with costs of the arbitration to be shared equally by each party.

Section 20. Court of Competent Jurisdiction.

20.1 If any question shall at any time or times arise between the parties hereto with respect to any matter or thing whatsoever covered by or pertaining to this Agreement, such question or questions shall be settled and disposed of; if possible, by an exchange of letters between the parties involved; but if such question or questions cannot be so settled and disposed of within three (3) months, or such longer period agreed upon by the parties, then and in such event either party may submit such question or questions by bringing appropriate action in the lowest Idaho court of competent jurisdiction. Venue shall be in Shoshone County. The decision by such shall be final unless a party who shall not be satisfied with such decision shall, within the time allowed for appeals by the Idaho Rules of Appellate Procedure, resort to further court action.

20.2 With respect to any dispute hereunder, no violation by any party hereto of any of the terms of this Agreement shall be deemed to have occurred unless and until a decision to such effect shall have been rendered by such court.

Section 21. Perpetual Easement.

21.1 Sterling shall have the perpetual right to use any shafts and all other openings which now exist in the Property or which Sterling hereafter constructs in the Property under the terms of this Agreement or subsequent to this Agreement, for any end all purposes in connection with any and all mining operations which Sterling might wish to conduct in any other property. The use of such openings by Sterling as described in this Sections 21 shall be without payment other than that provided for in this Section. Termination of this Agreement will also terminate any use by Sterling of Merger property including surface or underground (trespass) or (use).

21.2 In exercising the rights acquired in this Section 21, Sterling shall pay such or facilities charge of one dollar ($1.00) per ton of ore transported through openings plus a facilities charge of fifty cents ($.50) per ton for all mine waste material transported through said openings, both fees to be adjusted annually to the Consumer Price Index (C.P.l.).

21.3 Ore and mine waste from mining operations located off Merger Property can only be transported through Merger property while this agreement is in force; unless there is a subsequent agreement and monetary consideration for the transporting and storing of materials.

Section 22. Miscellaneous.

22.1 This Agreement shall be governed and interpreted in accordance with the laws of the State of Idaho.

22.2 This Lease shall be executed in one or more counterparts, each of which shall constitute one and the same agreement.

22.3 The headings or captions contained in each section of this lease are for ease of reference and convenience only, and shall not be considered in connection with the construction of this Agreement or any section hereof.

IN WITNESS WHEREOF the parties hereto have executed this Mining Lease and Agreement the day and year shown above by the undersigned thereunto duly authorized.

STERLING MINING COMPANY

	By:	/s/ Raymond De Motte
Raymond De Motte, President
Prited Name and Title

ATTEST:

Printed Name and Title

MERGER MINES CORPORATION

	By:	/s/ E. C. Gerry
E.C. Gerry, President
Printed Name and Title

ATTEST:

Printed Name and Title

EXHIBIT “A”

MERGER MINES CORPORATION’S PATENTED CLAIMS

Patented Claim Name	Mineral Survey Number
Manitoba	3261

Little Gem	3261

Lucky Boy	3261

Lucky Stone No. 4	3261

Lucky Stone No. 3	3261

Bernardy No. 8	3261

Lucky Stone	3261

Lucky stone No. 2	3261

Reid	3261

Aetna	3261

Morning Glory	3261

Morning Glory No. 2	3261

Morning Glory Fraction	3261

Walters	3261

EXHIBIT “B”

MERGER MINES CORPORATION’S PATENTED CLAIMS

MCFARREN GULCH AREA

Claim Name	Mineral Survey Number
Leadpoint 1	2974

Leadpoint 2	2974

Jumbo 2 - portion only	3170

Jumbo 5 - portion only	3170

Black Diamond	3321

Grey Copper	3321

Lucky Stone 10	3321

Lucky Stone 11	3321

Lucky Stone 9	3321

McFarren	3321

McRoy	3321

Sophia	3321

Ebba	3328

Lead	3328

M.P.	3328

Merger	3328

New	3328

OK	3328

Ore	3328

Silver	3328

Vein	3328